Exhibit 10.36
February 21, 2006
VIA HAND DELIVERY
Michael R. Bristow, M.D., Ph.D.
Myogen, Inc.
7575 West 103rd Avenue, Suite 102
Westminster, CO 80021
Re:      Employment and Retention Agreement
Dear Dr. Bristow:
          In consideration of your employment as Founder and Scientific Advisor, Myogen, Inc. (the “Company”) is pleased to offer you the following agreement regarding your employment with the Company (the “Agreement”). This Agreement amends and supersedes any and all prior agreements with respect to your employment terms, including but not limited to, that certain Employment and Retention Agreement dated, October 1, 2003 and that certain Employee Proprietary Information and Inventions Agreement dated as of September 23, 1998 and effective May 1, 1998.
          1. Employment. The Company hereby agrees to employ you and you hereby accept such employment upon the terms and conditions set forth herein and agree to perform such duties as are commensurate with your office as prescribed by the Chief Executive Officer of the Company.
          2. Duties. You shall render non-exclusive, part-time services to the Company as its Founder and Scientific Advisor. You will be required to devote a minimum of four (4) hours per week to the Company and your duties to the Company will include supporting the Company’s existing research and development programs (including activities relating to the Company’s Collaboration Agreement with Novartis Institutes for Biomedical Research, Inc.) and identifying and performing due diligence on candidates for in-licensing by the Company. The responsibilities, title, working conditions, duties and/or any other aspect of your employment may be changed, added to or eliminated during your employment with your prior consent. During the term of your employment hereunder, you shall devote your best efforts, skill and attention to the performance of your duties on behalf of the Company.
          3. Compensation. For all services rendered and to be rendered hereunder, and for the other agreements by you contained herein, the Company agrees to pay you, and you agree to accept a salary of $100,000 per annum. Such salary will be subject to review and adjustment on an annual basis in accordance with the procedures set forth by the Company’s Board of Directors or Compensation Committee of the Board of Directors. Any such salary shall be payable pursuant to the Company’s payroll procedures which may be changed by the Company from time to time and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with you. In addition to your base salary, you may be eligible to receive cash and stock bonuses pursuant to a bonus plan as may be adopted by the Board of Directors or the Compensation Committee of the Board of Directors. As a part-time employee, you are not eligible to accrue vacation time or participate in the Company’s standard benefit programs.
          4. Termination. You and the Company each acknowledge that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. On your last date of employment with the Company, the Company shall pay you (i) any salary earned but unpaid prior to termination of your employment, and (ii) any business expenses incurred by you in connection with your performance of your duties, according to the policies of the Company, that were incurred but not reimbursed as of the date of termination. Vesting of any of your stock options outstanding on the date of termination shall cease on the date of termination. You agree to be bound by the provisions of Section 10 of this Agreement subsequent to the termination of your employment with the Company.
          5. At-Will Employment. Nothing in this Agreement alters the at-will nature of your employment relationship with the Company. Subject to the terms of this Agreement, either you or the Company may terminate your employment relationship at any time, with or without cause or advance notice.
          6. Return of Company Property. By the date specified by the Company in its sole discretion, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time prior thereto, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, pagers, cellular phones and personal digital assistants), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).
          7. Proprietary Information Obligations. Both during and after your employment you will refrain from any use or disclosure of the Company’s proprietary or confidential information or materials. In addition, you hereby acknowledge your continuing obligations under the Employee Proprietary Information and Inventions Agreement executed of even date herewith, a copy of which is attached hereto as Exhibit A, not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.
          8. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

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          9. Non-Disparagement. Both during and after your employment with the Company, you and the Company agree not to disparage the other party, and you agree not to disparage the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.
          10. Non-competition and Non-solicitation. You acknowledge that you are a member of senior management and scientific personnel at the Company. You further acknowledge that during your employment at the Company, you have been and will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets belonging to the Company, the disclosure of which information and secrets would greatly harm the Company.
                    (a) Covenant Not to Compete. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, you agree to the following as part of this Agreement: you agree that you shall not, individually or together with others, directly or indirectly, for a period of twelve months following the termination of your employment with the Company, for any reason, whether as an owner, consultant, partner, joint venturer, stockholder, broker, agent, financial agent, principal, trustee, licensor or in any other capacity whatsoever (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise which is a Conflicting Organization (as defined in Exhibit B attached hereto), and (ii) sell or assist in the design, development, manufacture, licensing, sale, marketing or support of any Conflicting Product or Service (as defined in Exhibit B attached hereto), or engage in any other manner, in any Conflicting Organization. The Company and you agree that no more than 1% of the outstanding voting stock of a publicly traded company or any stock currently owned by you shall not constitute a violation of this paragraph. You further agree and acknowledge that because of the nature and type of business that the Company engages in, the geographic scope of the covenant not to compete shall include all counties, cities, and states of the United States and any other country, territory or region in which the Company conducts business and that such a geographic scope is reasonable. Nothing in this paragraph should be construed to narrow your obligations imposed by any other provision herein, any other agreement, law or other source.
                    (b) Non-solicitation Covenant. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, you agree to the following as part of this Agreement: you acknowledge and agree that information regarding employees of the Company is Proprietary Information (as defined in your Employee Proprietary Information and Inventions Agreement), including without limitation, the names of the Company employees; information regarding the skills and knowledge of employees of the Company; information regarding any past, present, or intended compensation, benefits, policies and incentives for employees of the Company; and information regarding the management and reporting structure of the Company. You agree that you will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more

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than a five percent interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) solicit, or induce any employee of the Company to leave the Company during the period you are employed by the Company, and for a period of twelve months following the termination of your employment with the Company. You further agree that for twelve months following the separation, resignation or termination of your employment with the Company, you will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company; provided, however, nothing contained herein shall prevent you from hiring any such employee who responds to a general hiring program conducted in the ordinary course of business not specifically directed to such employees or who approaches you on a wholly unsolicited basis. The geographic scope of the covenants in this paragraph 10(b) shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which the Company does business. Nothing in this paragraph should be construed to narrow the your obligations imposed by any other provision herein, any other agreement, law or other source.
                    (c) Reasonable. You agree and acknowledge that the time limitation and the geographic scope on the restrictions in this paragraph 10 and its subparts are reasonable. You also acknowledge and agree that the limitation in this paragraph 10 and its subparts is reasonably necessary for the protection of the Company, that through the compensation and other benefits provided under this Agreement and your prior agreements with the Company you shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which was imparted to you. In the event that any term, word, clause, phrase, provision, restriction, or section of this paragraph 10 of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to the extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the Company and you intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.
                    (d) Legal and Equitable Remedies. In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under this paragraph 10 of this Agreement, you understand and agree that the Company could not be reasonably or adequately compensated in damages in an action at law for your breach of your obligations (whether individually or together) hereunder. Accordingly, you specifically agree that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this paragraph 10 of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond. You acknowledge and agree that the provisions in this paragraph 10 and its subparts are essential and material to this Agreement, and that upon breach of this paragraph 10 by you, the Company is entitled to withhold providing payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

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                    (e) Extension of Time. In the event that you breach any covenant, obligation or duty in this paragraph 10 or its subparts, any such duty, obligation, or covenants to which you and the Company agreed by this paragraph 10 and its subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of your duties and obligations as agreed by this paragraph 10 and its subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.
          The provisions of this paragraph 10 shall supersede any prior understanding or agreement between the Company and you with regard to the subject matter of this paragraph 10.
          11. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to your employment terms. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by you and a duly authorized officer of the Company. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.
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          The Company appreciates your continuing contributions to Myogen, Inc. Please sign below to indicate your understanding and acceptance of this Agreement and return the signed original to me at your earliest convenience.

Very truly yours,

Myogen, Inc.

By:	/s/ J. William Freytag

Name: J. William Freytag

Title: CEO & President

Understood and Agreed:

/s/ Michael R. Bristow

Michael R. Bristow, M.D., Ph.D.

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Exhibit A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
[Intentionally Omitted]

Exhibit B
CERTAIN DEFINED TERMS
          Definition of Conflicting Product or Service. As used in this Agreement, a “Conflicting Product or Service” means any drug or therapeutic, biological materials or information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, product, process, formula, system, development tool, application, or service of any person or organization other than the Company, in existence or under development, which competes with a drug or therapeutic, biological materials or information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, product, process, formula, system, development tool, application, or service of the Company, that is being or has been marketed, under development, or part of the Company’s business development plans at such time as you terminate employment with the Company, including, but not limited to cardiovascular therapeutics.
          Definition of Conflicting Organization. As used in this Agreement, a “Conflicting Organization” means any person or organization other than the Company that is engaged in or is about to become engaged in the design, research, development, production, marketing, distribution, leasing, licensing, selling, or servicing of a Conflicting Product or Service, including, but not limited to cardiovascular therapeutics.
          Notwithstanding the foregoing, with respect to the non-competition provisions contained in this Agreement, “Conflicting Organization” shall not include ARCA Discovery, Inc. and “Conflicting Product or Service” shall not include any product, service or activity of ARCA Discovery, Inc. provided that such product, service or activity is permitted by the terms of that Certain Strategic Alliance Agreement by and between the Company and ARCA Discovery, Inc., dated of even date herewith, as amended from time to time.